Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in the Registration Statement on Form S-3 of our report dated January 4, 2018, relating to the financial statements of Kairos Global Technology Inc. consisting of the balance sheet as of November 3, 2017, and the related statements of loss and comprehensive loss, stockholders' equity and cash flows for the period from October 19, 2017 (date of incorporation) to the November 3, 2017.

/s/ MNP LLP

MNP LLP
Toronto, Ontario
February 5, 2018